Exhibit 10.6

Ultragenyx Pharmaceutical

June 19, 2019

Erik Harris

Re: Addendum No. 2 to Offer of Employment dated May 16, 2017

Dear Erik,

This is a second addendum ("Addendum No.2") to your original offer of employment dated May 16, 2017 (the "Offer Letter"), and will outline the terms and conditions of your appointment to Chief Commercial Officer, commencing on June 11, 2019. We are excited about the important contributions you can make by joining the Ultragenyx executive team and are confident that you will play a key role in our company's growth and success.

Except as expressly set forth herein, all provisions of the Offer Letter and its subsequent Addendum No.1 shall remain in full force and effect. In the event of conflict between the provisions in the Offer Letter or Addendum No. 1 and this Addendum No.2, the provisions of this Addendum No. 2 shall control.

You will continue to be a regular, full-time, exempt employee of the Company.

Compensation

The Company will pay you a base salary at a gross annual rate of $450,000, less payroll deductions and withholdings, on a bi-weekly basis. The Compensation Committee of the Board shall review your Base Salary at least annually.

Annual Bonus Program

You will also be eligible to participate in Ultragenyx's discretionary annual bonus program. The current target bonus opportunity for your position is 45% of your annual base salary. However, the actual amount of such bonus, if any, will be determined by the Company in its sole discretion based on the Company's achievement of the financial and other goals established for the year and the Company's assessment of your job performance for the year. When bonuses are awarded, they typically are paid on or around March 15 of the following year. To encourage continued tenure with the Company and satisfactory or better performance after the end of the bonus performance year and through the bonus payment date, to be eligible for a bonus payment, you must remain an active employee of the Company through bonus payment date, and maintain satisfactory or better job performance through the bonus payment date.

New Equity Awards

Subject to approval by the Board, under the Company's 2014 Incentive Plan (the "Plan"), the Company shall grant you an option to purchase 12,000 shares (the "Option") of the Company's

Common Stock at fair market value as determined by the Compensation Committee as of the date of grant. The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest on the first (1st) anniversary of the date of grant, and thereafter 1/48th of the Option shall vest and become exercisable each month until your Option is fully vested, in each case subject to your continued employment by the Company (or its subsidiaries).

Subject to the approval of the Compensation Committee, you will also receive a grant of 3,500 restricted stock units (the "RSUs") pursuant to the Plan. The RSUs will vest annually over a four year period from the date of grant (i.e., 25% of the RSUs shall vest and become exercisable on each anniversary of the date-of grant -during the four-year period), in each case subject to your continued employment by the Company (or its consolidated subsidiaries). The RSUs shall be governed by the Company's standard form of restricted stock unit agreement and the Plan.

Subject to the approval of the Compensation Committee, you will also receive a grant of 3,500 performance stock units (the “PSUs”) pursuant to the Plan. The PSUs will- vest 33% upon confirmation of the performance metric by the Compensation Committee, and 67% will vest on the first anniversary of the confirmation, in each case subject to your continued employment by the Company (or its consolidated subsidiaries). The PSUs shall be governed by the Company's standard form of performance stock unit agreement and the Plan.

Change of Control

Notwithstanding the foregoing, in the event that (i) the Company consummates a Covered Transaction (as defined in the Plan), (ii) on the date such Covered Transaction is consummated you are employed by the Company (or its subsidiaries) and (iii) within 18 months after the date such Covered Transaction is consummated your employment by the Company (or its successor or subsidiaries) is terminated without Cause (as defined below) or you resign such employment due to a Constructive Termination (as defined below), then provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A l(h)), without regard to any alternative definition thereunder (a "Separation from Service"), in addition to the severance benefits set forth below, the vesting of any equity-based compensation awards granted to you in connection with your employment shall accelerate with respect to 100% of the then-unvested shares then subject to such awards.

"At Will" Employment

Employment at Ultragenyx is on an "at-will" basis, meaning that you are free to end your employment at any time, with or without advance notice and for any reason or no reason at all, and that Ultragenyx likewise may end your employment, at any time, with or without advance notice and for any reason or no reason at all. The use and definitions of the terms "Cause," and "Constructive Termination" are for purposes of determining eligibility for and repayment of benefits  identified  in this offer  letter, and  do not  alter  the  at-will  nature  of the employment relationship. In addition, your job duties, title, responsibilities, reporting structure, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed at any time, with or without notice, in the sole discretion of the Company. No manager or employee of the Company (other than the CEO)

has any authority to enter into any agreement for employment for any specified period of time or to make any agreement for employment other than an at-will employment relationship, and then only if the Company's CEO does so in a written agreement that is signed by both you and the CEO.

Severance

If, at any time, your employment with the Company or its successor is terminated without Cause, or you resign your employment due to a Constructive Termination, then provided such termination constitutes a Separation from Service, the Company shall: (i) extend the exercise period applicable to the Option (and to any other options to purchase the Company's Common Stock you then hold) such that you will have until the date that is twelve (12) months after the date of your Separation from Service to exercise any of the vested shares (determined as of the date of your Separation from Service) subject to the Option (but in no event will the exercise period be extended until later than the date of expiration of the term of the Option as set forth  in the agreement evidencing such Option); and (ii) the Company shall pay you, as severance, the equivalent of one (1) year of your Base Salary in effect as of the date of your Separation from Service, subject to standard payroll deductions and withholdings (the "Severance Amount"). The Severance Amount will be paid in installments in the form of continuation of your Base Salary payments, paid on the Company's regular payroll dates, commencing on the Company's first regular payroll date that follows the 60th day after such Separation from Service. The first regular payroll date that follows the 60th day after such Separation from Service shall be for all accrued Base Salary for the 60-day period plus the period from the 60th day until the regular payroll date; the remainder of the Base Salary continuation payments shall thereafter be made on the Company's regular payroll dates.

Notwithstanding anything herein to the contrary, the receipt of any of the severance or acceleration benefits described in this letter will be subject to and conditioned upon: (i) your signing a separation agreement and release of claims in a form reasonably satisfactory to the Company (the "Separation Agreement") and such Separation Agreement becoming effective and irrevocable as specified therein no later than sixty (60) days following your Separation from Service; and (ii) your continued compliance with the terms of this letter, the Separation Agreement, the enclosed Confidential Information and Invention Assignment Agreement (including without limitation, your not using or disclosing any confidential or proprietary information of the Company), and any other agreement entered into between you and the Company. No severance benefits of any kind will be paid or provided, and no acceleration of vesting shall be effective, until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

Additionally, and for the avoidance of doubt, in the event that the Company terminates your employment for Cause, or you resign your employment for any reason other than due to a Constructive Termination, or your employment terminates upon your death or disability, you will no longer vest in the Option or the RSUs (or any other equity) and you will not be entitled to any severance benefits described herein.

For purposes of this offer letter, "Cause" means any of the following: (i) willful engagement in conduct that is materially injurious to the Company, or otherwise in breach of your fiduciary duties to the Company, after notice from the Board and a reasonable opportunity to cure of no less than thirty (30) days (if reasonably curable); (ii) conviction of, or plea of guilty or no contest to, any felony; (iii) any act of fraud or embezzlement by you with respect to your obligations or otherwise relating to the business of the Company; (iv) your willful refusal to implement or follow a lawful policy or directive (including without limitation, your failure to cooperate in any Company investigation) after notice from the Board and a reasonable opportunity to cure of no less than thirty (30) days (if reasonably curable); (v) your material breach of any agreement entered into between you and the Company; or (vi) your unauthorized use or disclosure of confidential information or trade secrets of the  Company or its affiliates.

For the purposes of this letter, "Constructive Termination" means the occurrence of any of the following events without your written consent: (i) a material reduction or change in your job duties, responsibilities and requirements from your job duties, responsibilities and requirements immediately prior to such reduction or change, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another; (ii) a material reduction of your Base Salary (other than an equal, across-the-board reduction in the compensation of all similarly-situated employees of the Company or the surviving entity that is approved by the Board); or (iii) a requirement that you relocate to a principal office that increases your one-way commute by more than 50 miles relative to your immediately preceding principal office. Notwithstanding the foregoing, none of the foregoing events or conditions will constitute Constructive Termination unless: (x) you provide the Company with written objection (or notice) to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) you resign your employment within 30 days following the expiration of that cure period.

Notwithstanding any other provision herein or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Offer Letter or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount") or (ii) payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount greater than the Reduced Amount .

Any reduction pursuant to the preceding paragraph shall be made in a manner consistent with the requirements of Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any such required determination shall be made in writing in good faith by an independent accounting firm selected by the Company (the "Accountants"), which shall provide detailed supporting calculations to the Company and you as reasonably requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination. For purposes of making the calculations and determinations required herein, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required herein.

Compliance with Section 409A

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-l(b)(4), 1.409A-l(b)(S) and l.409A-l(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Any payment by the Company under this letter agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a "separation from service" within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death, or such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.

Entire Agreement

This addendum, together with the Offer Letter and Addendum No. 1, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an officer of the Company.

Warm Regards,

/s/ Emil D. Kakkis

Emil D. Kakkis, M.D., Ph.D. Chief Executive Officer

I accept and agree to employment with Ultragenyx on the terms and conditions above:

Signature: /s/ Erik Harris   Dated: July 3, 2019

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